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                                                                Exhibit 10(i)(1)

                             OGLEBAY NORTON COMPANY

                    AMENDED AND RESTATED DIRECTOR STOCK PLAN


                  1. PURPOSE. The Oglebay Norton Company Director Stock Plan (the "Plan") is designed to provide appropriate consideration to Directors and to further align their interests with those of the stockholders of the Company.

                  2. ELIGIBILITY. All current Directors of the Company (excluding Directors who are employees on the date of distribution of the shares of stock) and each person becoming a Director of the Company (excluding Directors who are employees on the date of distribution of the shares of stock) during the term of the Plan.

                  3. DIRECTOR STOCK GRANTS. Subject to Section 5, each nominee for election as a Director at the 1995 Annual Meeting of Stockholders elected as a Director and each other Director of the Company (excluding Directors who are employees) in office on the date of such meeting shall, subject to approval by the stockholders at the 1995 Annual Meeting of Stockholders, be granted an initial grant of 100 shares of Common Stock of the Company at the meeting of the Board of Directors immediately following the 1995 Annual Meeting of Stockholders. Each Director (excluding Directors who are employees on the date of distribution of the shares of stock) continuing in office shall thereafter be granted an additional 100 shares of Common Stock of the Company as of the meeting of the Company's Board of Directors next succeeding each Annual Meeting of the Company's Stockholders during the term of the Plan. No action by the Board of Directors or the Compensation and Organization Committee of the Board of Directors of the Company will be required to effect these Director stock grants.

                  4. COMMON STOCK AVAILABLE FOR DIRECTOR GRANTS. Subject to
Section 5, the aggregate number of shares of Common Stock that may be subject to Director stock grants will be 15,000.

                  5. AMENDMENT AND ADJUSTMENTS.

                     (a) AMENDMENT. The Board of Directors may amend, suspend, or terminate this Plan at any time, except that no amendments may be made more than once every six months, other than to comport with changes in the Internal Revenue Code, as amended, the Employee Retirement Income Security Act, or the rules thereunder and other relevant laws, rules and regulations. Stockholder approval for any such amendment will be required only to the extent necessary to preserve the exemption provided by Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, for this Plan.


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                     (b) ADJUSTMENT. In the event that, subsequent to the date
of the 1995 Annual Meeting of Stockholders, the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split-up, stock dividend, or combination of shares, or the like, the number of shares of Common Stock granted annually pursuant to
Section 3 of this Plan and the maximum number of shares set forth in Section 4 which may be subject to the Plan shall be adjusted accordingly from time to time as the Board of Directors, the Compensation and Organization Committee of the Board of Directors, or the officers of the Company shall deem appropriate.

                 6. EFFECTIVE AND TERMINATION DATES. This Plan will become effective on the date it is approved by holders of a majority of the shares of Common Stock of the Company present or represented, and entitled to vote at the 1995 Annual Meeting of Stockholders and will continue in effect until December 31, 2004.





Amendment effective September 29, 1997